Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS CHANGE IN ACCOUNTING

METHOD FOR NATURAL GAS HEDGES

Cumulative Effect Beginning with Fiscal 2005

Reduces Net Income by $182,000, or $.03 per Share

DENVER, COLORADO, September 9, 2008 – CREDO Petroleum Corporation (NASDAQ:  CRED) today reported that the company has changed its method of accounting for natural gas hedges to reflect unrealized gains and losses on open hedge contracts in the income statement rather than on the balance sheet.  The cumulative effect from the beginning of fiscal 2005 through the third quarter of 2008 was to reduce net income by $182,000 and diluted income per share by $.03.

The company has historically followed “cash flow hedge accounting” for its natural gas hedges.  Under this accounting method, the unrealized gain or loss on open hedges (calculated on a mark to market basis, net of tax) was recorded on the balance sheet in Stockholders’ Equity as Accumulated Other Comprehensive Income (Loss).  When an unrealized hedging gain or loss was realized upon contract expiration, it was reclassified into earnings through inclusion in Oil and Gas Sales.

The company has recently determined that the contemporaneous formal documentation it has historically prepared to support cash flow hedge accounting does not meet the very complex technical requirements of Statement of Financial Accounting Standards #133.  The primary reason is the formal hedge documentation lacks specificity regarding the exact production that is hedged.  Consequently the unrealized gain or loss should have been recorded in the income statement rather than on the balance sheet.

This change in accounting method has no effect on overall cash flow, EBITDA, total assets, total liabilities or total stockholders’ equity, and there is no effect on the financial covenants under the company’s hedging line of credit.

The company will restate its financial statements to reflect unrealized hedging gains and losses in the income statement rather than on the balance sheet.  The cumulative effect from the beginning of fiscal 2005 through the third quarter of 2008 was to reduce net income by $182,000 and diluted income per share by $.03.  For the three years ended October 31, 2007, the cumulative effect was to increase net income by $756,000 and to increase diluted income per share by $.08.  For the nine months ended July 31, 2008, the cumulative effect was to reduce net income by $938,000 and to reduce diluted income per share by $.10.

In order to complete the revised accounting and the related review by the company’s independent registered public accounting firm, the company will file for an extension of the filing deadline for its Form 10-Q for the quarter ended July 31, 2008.

Management Comment

Alford B. Neely, Vice President and Chief Financial Officer stated, “A significant number of oil and gas companies recognize their unrealized hedging gains and losses on the income statement because the accounting rules governing deferred balance sheet presentation are so complex and technical that complying is not practical.  Nevertheless, we attempted to comply with the balance sheet accounting rules because we believe that income statement accounting substantially distorts reporting of net income when natural gas prices experience huge swings as has recently been the case.

“The second and third quarters of 2008 provide a good example of such a distortion.  A substantial unrealized hedging loss at the end of our second fiscal quarter reversed by about 75% at the end of the third quarter, and today we have an unrealized gain on open hedge contracts.  We believe that there is a high degree of speculation in the energy markets and that the recent significant swings in natural gas prices highlight the substantial value of hedging to mitigate market risks and volatility.

“In our opinion, revenues, EBITDA and other information that we also report help investors and analysts compare period to period financial results in relation to market expectations and to other oil and gas exploration and production companies.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	Alford B. Neely
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2007 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.